                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): December 16, 1998




                          QUINTILES TRANSNATIONAL CORP.
             (Exact name of registrant as specified in its charter)


 NORTH CAROLINA                      340-23520                  56-1714315
 (State or other               (Commission File No.)          I.R.S. Employer
  jurisdiction                                             Identification Number
of incorporation)



             4709 CREEKSTONE DRIVE, RIVERBIRCH BUILDING, SUITE 200,
                       DURHAM, NORTH CAROLINA 27703-8411
                    (Address of principal executive offices)


                                 (919) 941-2000
              (Registrant's telephone number, including area code)


                                       N/A
          (Former name or former address, if changed since last report)

ITEM 5.           OTHER EVENTS.

         On December 14, 1998, Quintiles Transnational Corp. (the "Company") issued a press release announcing the execution of a letter of intent to negotiate a definitive agreement under which the Company will acquire substantial assets of Hoechst Marion Roussel's Kansas City -based Drug Innovation and Approval organization and open a Kansas City contract research facility. A copy of the press release is attached hereto as Exhibit 99.01 and incorporated herein by reference.

         On December 14, 1998, the Company entered into a Merger Agreement (the "Merger Agreement") with QTRN Acquisition Corp., a North Carolina corporation and a wholly-owned subsidiary of the Company ("Sub"), and Pharmaceutical Marketing Services Inc., a Delaware corporation ("PMSI"), which provides for PMSI to merge with and into Sub (the "Merger").

         The Merger Agreement calls for the individual PMSI shareholders to exchange their PMSI common stock for Company common stock either by exchanging all their shares at closing, or electing to exchange half of their shares at closing and defer receipt of the other half for 75 days. If the shareholder elects to defer, he or she will also receive a contingent value payment for each share of Company common stock received on the 75th day after closing (the "CVPs"). Payment under the CVPs, if any, will equal the difference between the Company stock price used to determine the final exchange ratio at closing and the average Company stock price over a defined period ending on the 75th day after closing. A PMSI shareholder who elects to defer receipt of Company shares may choose to receive those shares at any time prior to the 75th day after closing but will forfeit the right to receive CVPs with respect to such shares. In addition, the right to receive a cash payment, if any, will terminate if at any time during the 20 trading days preceding the 75th day following the Effective Time either (i) a shareholder's "short position" in Quintiles Common Stock (determined in accordance with Rule 14e-4(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), but without taking into account the right to receive a cash payment) exceeds such shareholder's "long position" in Quintiles Common Stock (determined in accordance with such rule) or (ii) a shareholder takes any action to manipulate the price of Quintiles Common Stock which would violate Section 9 of the Exchange Act. The final exchange ratio for determining the number of Company shares to be issued to PMSI shareholders will be determined by dividing $15.40 by the average closing price per share of Company common stock during a defined trading period prior to closing.

         Consummation of the Merger is subject to certain conditions, including the approval of the Merger by the PMSI shareholders and the receipt of required regulatory approvals, including the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Under certain circumstances the Merger Agreement may be terminated if Company stock is trading outside of the $41.55 to $62.32 range.

         In connection with the Merger Agreement, the Company and PMSI also entered into a Stock Option Agreement, whereby under certain circumstances the Company may exercise an option to purchase up to 19.9 percent of PMSI's shares at approximately $12 per share (the "Stock Option Agreement").

         The foregoing descriptions of the Merger Agreement, the CVPs and the Stock Option Agreement, and the transactions contemplated thereby, do not purport to be complete and are qualified in their entirety by reference to the Merger Agreement, the terms of the CVPs and the Stock Option Agreement, attached as exhibits hereto. A press release issued by the Company on December 15, 1998 announcing the execution of the Merger Agreement is also attached hereto as
Exhibit 99.04 and incorporated herein by reference.


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ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS


         (c)      Exhibits.

Exhibit Number    Description of Exhibit
--------------    ----------------------
2.01              Merger Agreement, dated as of December 14, 1998, among
                  Quintiles Transnational Corp., QTRN Acquisition Corp., and
                  Pharmaceutical Marketing Services Inc.
99.01             Press Release, dated December 14, 1998 of Quintiles
                  Transnational Corp.
99.02             Terms of Contingent Value Payment
99.03             Stock Option Agreement, dated December 14, 1998, between
                  Quintiles Transnational Corp. and Pharmaceutical Marketing
                  Services Inc.
99.04             Press Release, dated December 15, 1998 of Quintiles
                  Transnational Corp.






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
                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  QUINTILES TRANSNATIONAL CORP.



                                  By:  /s/ Rachel R. Selisker
                                      ------------------------------------------
Dated: December 16, 1998              Rachel R. Selisker
                                      Chief Financial Officer and Executive Vice
                                      President Finance








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

                                  EXHIBIT INDEX

Exhibit Number    Description of Exhibit
--------------    ----------------------
2.01              Merger Agreement, dated as of December 14, 1998, among
                  Quintiles Transnational Corp., QTRN Acquisition Corp., and
                  Pharmaceutical Marketing Services Inc.
99.01             Press Release, dated December 14, 1998 of Quintiles
                  Transnational Corp.
99.02             Terms of Contingent Value Payment
99.03             Stock Option Agreement, dated December 14, 1998, between
                  Quintiles Transnational Corp. and Pharmaceutical Marketing
                  Services Inc.
99.04             Press Release, dated December 15, 1998 of Quintiles
                  Transnational Corp.






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